Exhibit 10.1

MOTHERS WORK, INC.

CONFIDENTIALITY AGREEMENT

March 10, 2008

Crescendo Partners II, L.P., Series K

Crescendo Investments II, LLC

Crescendo Partners III, L.P.

Crescendo Investments III, LLC

825 Third Avenue, 40th Floor

New York, NY 10022

Dear Sir or Madam:

You may have access to certain information concerning the business, financial condition, operations, assets and liabilities of Mothers Work, Inc. (the “Company”) which is confidential non-public information (“Company Information”).  You and your directors, partners, officers, employees, agents, affiliates and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively “Representatives”) agree to treat any Company Information which has been or is furnished or otherwise disclosed to you by the Company or its Representatives in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Company Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect, or are based upon, in whole or in part, the information furnished or otherwise disclosed to you or your Representatives by the Company or its Representatives.  The term “Company Information” does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives; (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; or (iv) was independently developed by you or any of your Representatives without reference to or use of the Company Information.

You hereby agree that you and your Representatives will keep confidential all Company Information and that you and your Representatives will not disclose any of the Company Information in any manner whatsoever unless the Company gives its prior consent to disclosure of such information; provided, however, Mr. Ajdler, so long as he is a member of the Company’s Board of Directors, will be subject to the same requirements regarding confidentiality of Company Information as applicable to all other members of the Board of Directors.  In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Company Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may, if available, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, based upon the advice of your outside counsel, legally compelled to disclose Company Information to any tribunal or else stand liable for contempt or suffer other censure of penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Company Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Company Information by such tribunal.

At any time upon the request of the Company for any reason, and upon termination of our relationship, you will promptly deliver to the Company all Company Information (and all copies thereof) furnished to you or any of your Representatives by or on behalf of the Company pursuant hereto.  In the event of such a decision or request, all other Company Information prepared by you or any of your Representatives shall be destroyed and no copy thereof shall be retained.  Notwithstanding the return or destruction of the Company Information, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

You hereby agree that if and only as long as Arnaud Ajdler or any of your other Representatives is a member of the Company’s Board of Directors, neither you nor any of your affiliates (as defined in rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will (and you and they will not assist or encourage others to), directly or indirectly, unless specifically requested in writing to do so in advance or consented prior thereto in writing by the Company: (a) take any action that would result in a Triggering Event, as defined in the Amended and Restated Rights Agreement, dated as of October 9, 2005, between the Company and StockTrans, Inc., as the same may be amended or replaced from time to time; (b) seek to inspect, by demand, legal proceeding, or otherwise, for any purpose, the Company’s books and records or otherwise seek to exercise any rights under Section 220 of the Delaware General Corporation Law; (c) propose that any action be taken by the stockholders of the Company, whether at a meeting of stockholders, by written consent, or otherwise; (d) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange Act) to vote or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any securities of the Company; or (e) enter into any discussions, negotiations, arrangements or understandings with or advise, assist or encourage any third party with respect to any of the actions discussed in the foregoing clauses (a) through (d);  provided, however, that nothing herein will limit the ability of Mr. Ajdler to (i) review the Company’s books and records in his capacity as a member of the Company’s Board of Directors, (ii) propose to other members of the Board of Directors that certain actions be taken by the stockholders confidentially and in his capacity as a member of the Board of Directors or (iii) exercise his  rights as a member of the Board of Directors while serving as a member of the Board of Directors.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.  In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

The Company has agreed to reimburse you for your reasonable out-of-pocket fees and expenses incurred on or before the date hereof in connection with your Schedule 13D, and the negotiation and execution of this Agreement and all related activities and matters, provided that such reimbursement will not exceed $15,000 in the aggregate.

This letter agreement is for the benefit of the Company, and its directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws.

You hereby acknowledge that you are aware, and that you will advise your Representatives, that the United States securities laws prohibit any person who has received material, non-public information which is the subject of this letter agreement from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

MOTHERS WORK, INC.

By:	/s/ Dan W. Matthias
Name: Dan W. Matthias
Title: Chief Executive Officer

Accepted and agreed as of the date first written above:

CRESCENDO PARTNERS II, L.P., SERIES K
By:	Crescendo Investments II, LLC
General Partner

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO INVESTMENTS II, LLC

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO PARTNERS III, L.P.
By:	Crescendo Investments III, LLC
General Partner

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member

CRESCENDO INVESTMENTS III, LLC

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: Managing Member